CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,000,000	$302.10

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

January 2016 Pricing Supplement No. 321 Registration Statement No. 333-190038 Dated January 13, 2016 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Fixed Coupon Callable Securities offer the opportunity for investors to receive a fixed quarterly payment equal to 2.175% of the stated principal amount. However, on any quarterly payment date (other than the final quarterly payment date), we will have the right to redeem the securities at our discretion for an amount per security equal to the stated principal amount plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. If the securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity due on the securities will be the stated principal amount plus the final quarterly payment. However, if the securities are not redeemed and the final underlier value of any underlier is less than its downside threshold level, at maturity investors will receive the final quarterly payment, but will lose 1% of the stated principal amount of their securities for every 1% that the final underlier value of the worst performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Because any payment at maturity on the securities (other than the final quarterly payment) is based on the worst performing of the underliers, a decline in the closing level of any underlier below its downside threshold level on the valuation date will result in a significant loss of your principal amount, even if the other underliers appreciate or have not declined as much. The securities are for investors who are willing to risk their principal in exchange for the opportunity to receive interest at a potentially above-market rate, subject to early redemption at our discretion. Investors will not participate in any appreciation of any underlier even though investors will be exposed to the depreciation in the value of the worst performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worst performing underlier is less than its downside threshold level. Investors may lose their entire principal amount. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC.  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.  See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference assets:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “SPX Index”), Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “RTY Index”) and EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “SX5E Index”) (each an “underlier” and together the “underliers”)
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date:	January 13, 2016
Original issue date:	January 19, 2016
Valuation date†:	January 16, 2018, subject to postponement
Maturity date†:	January 19, 2018, subject to postponement
Optional early redemption:	On any quarterly payment date other than the final quarterly payment date, we will have the right to redeem the securities, in whole, but not in part, at our discretion, for the early redemption payment. If we decide to redeem the securities on a quarterly payment date, we will give you notice on or before the immediately preceding redemption notice date. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the quarterly payment due on the applicable quarterly payment date.
Quarterly payment:	Unless the securities have been previously redeemed, we will pay a quarterly payment of $21.75 (2.175% of the stated principal amount) per security on the related quarterly payment date.
Payment at maturity (per security):

•   If the securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level:

(i) the stated principal amount plus (ii) the final quarterly payment

•   If the securities are not redeemed prior to maturity and the final underlier value of any underlier is less than its downside threshold level:

(i) stated principal amount × underlier performance factor of the worst performing underlier plus (ii) the final quarterly payment

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of an investor’s principal amount. Investors may lose their entire principal amount in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Downside threshold level:

With respect to the SPX Index: 1,454.010, which is equal to 75% of its initial underlier value (rounded to three decimal places)

With respect to the RTY Index: 783.523, which is equal to 75% of its initial underlier value (rounded to three decimal places)

With respect to the SX5E Index: 2,304.765, which is equal to 75% of its initial underlier value (rounded to three decimal places)

Initial underlier value:

With respect to the SPX Index: 1,938.68, which is the closing level of that underlier on January 12, 2016*

With respect to the RTY Index: 1,044.697, which is the closing level of that underlier on January 12, 2016*

With respect to the SX5E Index: 3,073.02, which is the closing level of that underlier on the pricing date

*With respect to each of the SPX Index and the RTY Index, the initial underlier value is the closing level of that underlier on January 12, 2016 and is not the closing level of that underlier on the pricing date.

Final underlier value:	With respect to each underlier, the closing level of that underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$15.00(2) $5.00(3)	$980.00
Total	$3,000,000	$3,000,000	$60,000	$2,940,000

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $967.20 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $15.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document, on page S-6 of the prospectus supplement, on page PA-1 of the prospectus addendum and on page IS-2 of the index supplement. You should read this document together with the related prospectus, prospectus supplement, prospectus addendum and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015	Index Supplement dated July 19, 2013

Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:
Closing level:	With respect to each underlier, on any scheduled trading day, the closing level of that underlier as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the applicable Bloomberg Professional® service (“Bloomberg”) page as set forth under “Reference Assets” above or any successor page on Bloomberg or any successor service, as applicable. Currently, whereas the RTY Index sponsor publishes the official closing level of the RTY Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the RTY Index reported by Bloomberg may be lower or higher than the official closing level of the RTY Index published by the RTY Index sponsor. In certain circumstances, the closing level of an underlier will be based on the alternate calculation of that underlier described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worst performing underlier:	The underlier with the lowest underlier performance factor
Redemption notice dates:	April 13, 2016, July 13, 2016, October 13, 2016, January 13, 2017, April 13, 2017, July 13, 2017 and October 13, 2017
Quarterly payment dates:	April 18, 2016, July 18, 2016, October 18, 2016, January 19, 2017, April 20, 2017, July 18, 2017, October 18, 2017 and the maturity date
CUSIP / ISIN:	06741U3Q5 / US06741U3Q58
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†	The maturity date and the valuation date are subject to postponement. See “Additional Information about the Securities—Additional provisions—Postponement of maturity date,” “Additional Information about the Securities—Additional provisions—Postponement of valuation date” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”
Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:
http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

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Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Investment Summary

Fixed Coupon Callable Securities

Principal at Risk Securities

The Fixed Coupon Callable Securities due January 19, 2018 Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to receive a fixed quarterly payment, which is an amount equal to $21.75 (2.175% of the stated principal amount), subject to early redemption at our discretion.

On any quarterly payment date other than the final quarterly payment date, we will have the right to redeem the securities at our discretion for an early redemption payment equal to the stated principal amount plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. At maturity, if the securities have not previously been redeemed and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the final quarterly payment. However, if the securities have not previously been redeemed and the final underlier value of any underlier is less than its downside threshold level, investors will receive the final quarterly payment, but will lose 1% of the stated principal amount of their securities for every 1% that the final underlier value of the worst performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal amount based on the performance of the worst performing underlier. In addition, investors will not participate in any appreciation of any underlier.

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Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to receive a fixed quarterly payment of $21.75 (2.175% of the stated principal amount) However, on any quarterly payment date other than the final quarterly payment date, we will have the right to redeem the securities at our discretion for the stated principal amount per security plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1

On any quarterly payment date other than the final quarterly payment date, we elect to redeem the securities.

▪   The securities will be redeemed for (i) the stated principal amount plus (ii) the quarterly payment due on that quarterly payment date.

▪   Investors will not participate in any appreciation of any underlier from its initial underlier value and will receive no further quarterly payments.

Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the quarterly payment on the securities is greater than the interest payable on instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more quarterly payments and may be forced to reinvest in a lower interest rate environment. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlier appears likely to be below its downside threshold level on the valuation date, such that you might suffer a significant loss of your principal amount at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss of your principal amount at maturity.

Scenario 2

The securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level.

▪   The payment due at maturity will be (i) the stated principal amount plus (ii) the final quarterly payment.

▪   Investors will not participate in any appreciation of any underlier from its initial underlier value.

Scenario 3

The securities are not redeemed prior to maturity and the final underlier value of any underlier is less than its downside threshold level.

▪   The payment due at maturity, in addition to the final quarterly payment, will be equal to the stated principal amount times the underlier performance factor of the worst performing underlier. In this case, at maturity, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value of the worst performing underlier from its initial underlier value.  For example, if the final underlier value of the worst performing underlier is 55% less than its initial underlier value, the securities will pay $450.00 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount (excluding the final quarterly payment).  Investors will lose a significant portion and may lose all of their principal in this scenario.

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Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether we exercise our option to redeem the securities and if we do not redeem the securities early, on the final underlier value of each underlier.

Diagram #1: Redemption Notice Dates

Diagram #2: Payment at Maturity if Not Redeemed Early at Our Option

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Fixed Coupon Callable Securities due January 19, 2018

Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Values:	With respect to each underlier: 100.00
Hypothetical Downside Threshold Levels:	With respect to each underlier: 75.00, which is 75% of its hypothetical initial underlier value
Quarterly Payment:	$21.75 (2.175% of the stated principal amount)
Stated Principal Amount:	$1,000 per security

* Terms used for purposes of these hypothetical examples do not represent the actual initial underlier values or downside threshold levels applicable to the securities. In particular, the hypothetical initial underlier value of 100.00 for each underlier used in these examples has been chosen for illustrative purposes only and does not represent the actual initial underlier value for any underlier. Please see “S&P 500® Index Overview,” “Russell 2000® Index Overview” and “EURO STOXX 50® Index Overview” below for recent actual values of the underliers. The actual initial underlier value and downside threshold level with respect to each underlier are set forth on the cover of this document.

The examples below are purely hypothetical and are intended to illustrate the potential outcomes for the securities depending on whether we exercise our option to redeem the securities and if we do not redeem the securities early, on the final underlier value of the worst performing underlier.

In Examples 1 and 2, we elect to redeem the securities on one of the first seven redemption notice dates. In Examples 3 and 4, the securities are not redeemed prior to, and remain outstanding until, maturity. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers.

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Principal at Risk Securities

	Example 1		Example 2
Redemption Notice Dates	Quarterly Payment (per security)	Early Redemption Payment (per security)	Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$21.75	N/A	$21.75	N/A
#2	—*	$1,021.75	$21.75	N/A
#3	N/A	N/A	$21.75	N/A
#4	N/A	N/A	$21.75	N/A
#5	N/A	N/A	$21.75	N/A
#6	N/A	N/A	$21.75	N/A
#7	N/A	N/A	—*	$1,021.75
Valuation date	N/A	N/A	N/A	N/A
Final Underlier Value of Worst Performing Underlier	N/A		N/A
Payment at Maturity	N/A		N/A

* The early redemption payment includes the unpaid quarterly payment due with respect to the related quarterly payment date.

In Example 1, we elect to redeem the securities on the second redemption notice date. Therefore, you receive the quarterly payment of $21.75 with respect to the first quarterly payment date. The early redemption payment will include the quarterly payment due with respect to the second quarterly payment date, and will be calculated as follows:

stated principal amount + quarterly payment = $1,000 + $21.75 = $1,021.75

In this example, the optional early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly payments. Further, the early redemption payment is limited to $1,021.75 per security regardless of the appreciation of any underlier, which may be significant.

In Example 2, we elect to redeem the securities on the seventh redemption notice date. Therefore, you receive the quarterly payment of $21.75 with respect to each of the first six quarterly payment dates. The early redemption payment will include the quarterly payment due with respect to the seventh quarterly payment date, and will be calculated as follows:

stated principal amount + quarterly payment = $1,000 + $21.75 = $1,021.75

In this example, the optional early redemption feature limits the term of your investment to approximately 21 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly payments.

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Principal at Risk Securities

	Example 3		Example 4
Redemption Notice Dates	Quarterly Payment (per security)	Early Redemption Payment (per security)	Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$21.75	N/A	$21.75	N/A
#2	$21.75	N/A	$21.75	N/A
#3	$21.75	N/A	$21.75	N/A
#4	$21.75	N/A	$21.75	N/A
#5	$21.75	N/A	$21.75	N/A
#6	$21.75	N/A	$21.75	N/A
#7	$21.75	N/A	$21.75	N/A
Valuation date	—*	N/A	—*	N/A
Final Underlier Value of Worst Performing Underlier	50.00		75.00
Payment at Maturity	$521.75		$1,021.75

* The final quarterly payment will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value of the worst performing underlier.

In Example 3, the securities are not redeemed prior to maturity. Therefore, you receive the quarterly payment of $21.75 with respect to each of the first seven quarterly payment dates. In addition, investors will receive the final quarterly payment at maturity. However, because the final underlier value of the worst performing underlier is less than its downside threshold level, at maturity, your principal amount is fully exposed to the decline in the closing level of the worst performing underlier. Thus, investors will receive a cash payment at maturity that is less than the stated principal amount per security, calculated as follows:

($1,000 × underlier performance factor of the worst performing underlier) + final quarterly payment

= [$1,000 × (final underlier value of the worst performing underlier / initial underlier value of the worst performing underlier)] + $21.75

= [$1,000 × (50.00 / 100.00)] + $21.75

= $500.00 + $21.75

= $521.75

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, the securities are not redeemed prior to maturity. Therefore, you receive the quarterly payment of $21.75 with respect to each of the first seven quarterly payment dates. In addition, the closing level of the worst performing underlier decreases to a final underlier value of 75.00. Although the final underlier value of the worst performing underlier is less than its initial underlier value, because the final underlier value of the worst performing underlier is still not less than its downside threshold level, in addition to the final quarterly payment, you receive the stated principal amount. Your payment at maturity is calculated as follows:

$1,000 + $21.75 = $1,021.75

In this example, although the final underlier value of the worst performing underlier represents a 25% decline from its initial underlier value, you receive the stated principal amount per security plus the final quarterly payment, equal to a total payment of $1,021.75.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in any or all of the underliers or the securities composing the underliers. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

o	“Risk Factors—Additional Risks Relating to Securities with More than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been redeemed prior to maturity and if the final underlier value of any underlier is less than its downside threshold level, you will be exposed to the decline in the closing level of the worst performing underlier, as compared to its initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity, in addition to the final quarterly payment, an amount in cash equal to the stated principal amount times the underlier performance factor of the worst performing underlier. Under these circumstances, your payment at maturity (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the optional early redemption feature of the securities. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the quarterly payment on the securities is greater than the interest payable on instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more quarterly payments and may be forced to reinvest in a lower interest rate environment. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlier appears likely to be below its downside threshold level on the valuation date, such that you might suffer a significant loss of your principal amount in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss of your principal amount at maturity.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise

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any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	You are exposed to the market risk of each underlier, with respect to the payment at maturity, if any. Any payment at maturity on the securities (other than the final quarterly payment) will be contingent upon the independent performance of each underlier, which is different than if the payment at maturity were linked to a basket consisting of each underlier. Unlike an instrument with a payment at maturity linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, your principal amount will be exposed to the risks related to each underlier. Poor performance by any underlier as of the valuation date may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other underliers. If the securities have not been redeemed early and any underlier has declined to below its downside threshold level as of the valuation date, your principal amount will be fully exposed to the decline in the worst performing underlier over the term of the securities on a 1-to-1 basis, even if the other underliers have appreciated or have not declined as much. Under this scenario, the value of any such payment (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Accordingly, your principal amount is subject to the market risk of each underlier.

▪	Because the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of sustaining a significant loss of your principal amount than if the securities were linked to just one underlier. The risk that you will suffer a significant loss of your principal amount is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With three underliers, it is more likely that any underlier will close below its downside threshold level on the valuation date than if the securities were linked to only one underlier, and therefore it is more likely that you will suffer a significant loss of your principal amount.

▪	Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the level of each underlier is above its downside threshold level.

▪	You will not participate in any appreciation in the value of any underlier. You will not participate in any appreciation in the value of any underlier from its initial underlier value even though you will be exposed to the depreciation in the value of the worst performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worst performing underlier is less than its downside threshold level. Any positive return on the securities will be limited to the quarterly payments that are paid on each quarterly payment date until maturity or early redemption.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As calculation agent, Barclays Bank PLC has determined the initial underlier values and the downside threshold

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levels and will determine the final underlier values, the worst performing underlier on the valuation date, whether a market disruption event has occurred and the payment that you will receive upon an early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value, in the event of a discontinuance of any or all of the underliers, may adversely affect the payment upon an early redemption or at maturity.

▪	Suitability of the securities for investment. You should reach a decision to invest in the securities only after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the index supplement, the prospectus addendum, the prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

▪	Higher quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to an underlier reflects a higher expectation as of the pricing date that the level of that underlier could close below its downside threshold level on the valuation date. A higher quarterly payment will generally be indicative of this greater expected risk. However, while the quarterly payment is set on the pricing date, the underliers’ volatility may change significantly over the term of the securities. The values of the underliers for your securities could fall sharply, which could result in a significant loss of principal.

▪	Investing in the securities is not equivalent to investing in any or all underliers. Investing in the securities is not equivalent to investing in any or all underliers or the securities composing the underliers. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	The securities are subject to small-capitalization companies risk with respect to the RTY Index. The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities with respect to the SX5E Index. The equity securities composing the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The securities do not provide direct exposure to fluctuations in foreign exchange rates with respect to the SX5E Index. The value of the securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the SX5E Index are denominated, although any currency fluctuations could affect the performance of the SX5E Index. Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪	Adjustments to the underliers could adversely affect the value of the securities. The publisher of each underlier may discontinue or suspend calculation or publication of that underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may

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receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier values and, as a result, the downside threshold levels, which are the levels at or above which the respective underliers must close, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the worst performing underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underliers on the valuation date and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of each underlier;

o	whether the closing level of any underlier is expected to be below its downside threshold level on the valuation date;

o	correlation (or lack of correlation) of the underliers,

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the SX5E Index trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview,” “Russell 2000® Index Overview” and “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of

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your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Information about the SPX Index as of market close on January 13, 2016:

Bloomberg Ticker Symbol:	SPX	52 Week High (5/21/2015):	2,130.82
Current Closing Level:	1,890.28	52 Week Low (8/25/2015):	1,867.61
52 Weeks Ago (1/14/2015):	2,011.27

The following table sets forth the published high, low and period-end closing levels of the SPX Index for each quarter for the period of January 3, 2011 through January 13, 2016. The associated graph shows the closing levels of the SPX Index for each day in the same period. The closing level of the SPX Index on January 13, 2016 was 1,890.28. The initial underlier value of the SPX Index is the closing level of the SPX Index on January 12, 2016, as specified on the cover of this document. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SPX Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your principal amount.

S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter (through January 13, 2016)	2,016.71	1,890.28	1,890.28

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SPX Index Historical Performance January 3, 2011 to January 13, 2016

Past performance is not indicative of future results.

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Russell 2000® Index Overview

The RTY Index was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the RTY Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000. For more information about the RTY Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

Information about the RTY Index as of market close on January 13, 2016:

Bloomberg Ticker Symbol:	RTY	52 Week High (6/23/2015):	1,295.799
Current Closing Level:	1,010.187	52 Week Low (1/13/2016):	1,010.187
52 Weeks Ago (1/14/2015):	1,177.060

The following table sets forth the published high, low and period-end closing levels of the RTY Index for each quarter for the period of January 3, 2011 through January 13, 2016. The associated graph shows the closing levels of the RTY Index for each day in the same period. The closing level of the RTY Index on January 13, 2016 was 1,010.187. The initial underlier value of the RTY Index is the Closing Level of the RTY Index on January 8, 2016, as specified on the cover of this document. We obtained the closing levels below from Bloomberg, without independent verification. Although the official closing levels of the RTY Index are published to six decimal places by the RTY Index sponsor, Bloomberg reports the closing levels of the RTY Index to fewer decimal places. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the RTY Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your principal amount.

Russell 2000® Index	High	Low	Period End
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889

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Russell 2000® Index	High	Low	Period End
2016
First Quarter (through January 13, 2016)	1,110.439	1,010.187	1,010.187

RTY Index Historical Performance January 3, 2011 to January 13, 2016

Past performance is not indicative of future results.

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EURO STOXX 50® Index Overview

The SX5E Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E Index provides a blue-chip representation of supersector leaders in the Eurozone. The SX5E Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the SX5E Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991. For more information about the SX5E Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Information about the SX5E Index as of market close on January 13, 2016:

Bloomberg Ticker Symbol:	SX5E	52 Week High (4/13/2015):	3,828.78
Current Closing Level:	3,073.02	52 Week Low (9/24/2015):	3,019.34
52 Weeks Ago (1/14/2015):	3,089.67

The following table sets forth the published high, low and period-end closing levels of the SX5E Index for each quarter for the period of January 3, 2011 through January 13, 2016. The associated graph shows the closing levels of the SX5E Index for each day in the same period. The closing level of the SX5E Index on January 13, 2016 was 3,073.02. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SX5E Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your principal amount.

EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter (through January 13, 2016)	3,178.01	3,027.49	3,073.02

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SX5E Index Historical Performance January 3, 2011 to January 13, 2016

Past performance is not indicative of future results.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Record date:	One business day prior to the related quarterly payment date
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to an underlier on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of valuation date:	The valuation date may be postponed due to the occurrence or continuance of a market disruption event on that date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, the valuation date, the underliers, the initial underlier values, the final underlier values and any combination thereof as described below and in the following sections of the accompanying prospectus supplement:

•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event with respect to each underlier, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities.” If the calculation agent determines that on the valuation date, a market disruption event has occurred and is continuing with respect to any underlier, the valuation date will be postponed. If such postponement occurs, the final underlier value of each underlier shall be determined using the closing levels of each underlier on the first following scheduled trading day on which no market disruption event occurs or is continuing with respect to any underlier. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event has occurred and is continuing in respect of any underlier on such fifth day, the calculation agent will determine the final underlier value of any underlier unaffected by such market disruption event using the closing level of such underlier on such fifth day, and will determine the final underlier value of any underlier affected by such market disruption event using an estimate of the level of such underlier that would have prevailed on such fifth day in the absence of such event.

•      For a description of further adjustments that may affect the underliers, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

Minimum ticketing size:	$1,000/ 1 security
Tax considerations:

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the underliers, secured by a cash deposit equal to the initial issue price of the securities (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each quarterly payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). We will determine the portion of each quarterly payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the securities. By purchasing the securities, you agree to treat the securities for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, (a) interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including upon early redemption or at maturity), and (b) assuming that

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you are an initial purchaser of securities purchasing the securities at the initial issue price for cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the securities, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of securities at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as the allocation of the purchase price of the securities between the Deposit and the Put Option.

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section entitled “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

Consistent with the position described above, below are the portions of each quarterly payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Underliers	Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
S&P 500® Index (SPX), Russell 2000® Index (RTY) and EURO STOXX 50® Index (SX5E)	8.70%	1.50%	7.20%

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underliers and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the underliers, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds

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and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Employee Retirement Income Security Act” starting on page S-114 in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $15.00 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security.

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